Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of First Advantage Corporation of our reports dated February 29, 2024, relating to the financial statements and the effectiveness of First Advantage Corporation’s internal control over financial reporting, which appear in First Advantage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA

April 29, 2024